ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT ("Agreement"), dated as of the 13th day of December, 2000, by and among Allegro Software, Inc. (the "Company"), easyQual.com., Inc. (the "Buyer"), and FocVs Technologies, Inc. ("FocVs").

W I T N E S S E T H:

                 WHEREAS, the Company is principally engaged in the business of designing, creating, interfacing, managing and marketing software and related technologies to the temporary help industry (the "Business");

                 WHEREAS, the Buyer is a publicly registered, trading and reporting company; and

                 WHEREAS, the Company wishes to sell to the Buyer, and the Buyer wishes to purchase from the Company, certain assets of the Company, including its licenses, agreements, assets, components, services and know-how, all subject to the terms and conditions hereinafter set forth.

                 NOW, THEREFORE, in consideration of and in reliance upon the covenants, conditions, representations and warranties herein contained, the parties hereto hereby agree as follows:

        1.1. Agreement of Purchase and Sale. On the Closing Date, (as defined in Section 2.1 hereof), and subject to the terms and conditions set forth in this Agreement and in reliance upon the representations, warranties, covenants and conditions herein contained, the Company shall sell, convey, assign, transfer and deliver to the Buyer, and the Buyer shall purchase from the Company, the Purchased Assets (as defined in Section 1.2 hereof), free and clear of any and all liens, claims, charges or encumbrances of any nature whatsoever except as described in Section 1.3 Limited Assumed Liabilities, and 1.5 Purchase Price Adjustments, and shall have earn-out provisions (as defined in 2.4 hereof).

        1.2. Purchased Assets. As used in this Agreement, the term “Purchased Assets” shall mean all of the items listed in Exhibit A hereto, including (a) the intellectual property and assets owned by the Company or otherwise employed, used or available for use in the Company’s business, real and personal, tangible and intangible, of every kind and nature, wherever located, as the same shall exist on the Closing Date, including, without limitation, descriptions of licenses, equipment, software, know-how and capability of the Company, including the rights and interests of the Company under warranties, guarantees, insurance policies, pending or executory contracts and commitments for the purchase or lease of materials, supplies or services in connection with the Business, pending or executory contracts and commitments for the sale or lease of products or services in connection with the Business, and other leases and pending or executory contracts and commitments of any nature relating to the Business; deferred charges, advance payments, prepaid expenses and deposits; rights of offset and credits of all kinds; all other names, brands and marks used in connection with the Business, and all derivatives and combinations thereof; all promotional materials; all research and development relating to the components, materials and systems; new products, new designs, processes or cost reductions which are used or useful or in any way related to or of potential benefit to the Business; telephone numbers listings and rights under governmental and administrative licenses, permits and approvals, (b) specifications, manuals and technical data, trade secrets, discoveries, blueprints, drawings, inventions, designs, patents, improvements, processes, product information and data, shop rights and know-how, and (c) all properties and assets acquired by the Company to the Closing Date.

        1.3 Limited Assumed Liabilities. The Buyer will assume the following liabilities of the Company: Accounts payable and accrued expenses as described on Exhibit A.

        1.4. Purchase Price. Subject to any adjustment (as defined in Subsection 2.4(c)), the purchase price for the Purchased Assets (the “Purchase Price”) shall be represented by the issuance of two hundred thousand (200,000) shares of Common Capital Stock of the Buyer (the “Buyer Shares”) to the Company, in exchange for the Purchased Assets.

        1.5 Purchase Price Adjustments. No Purchase Price adjustments applicable.

        1.6 Investment Intent. The Company represents and warrants that it is acquiring the Buyer Shares for investment purposes only and not with an intent for resale of the same. The Company acknowledges and understands that the Buyer Shares which are being issued are unregistered securities and will bear a restrictive legend upon issuance. No sale or other disposition of these shares will be allowed except upon the establishment of an exemption from the registration provisions of the Securities Act of 1933 (the “Act”) or by registration. The Company shall execute a letter of investment intent at the time of delivery of the Buyer Shares. Future sales of the Buyer Shares by the Company may be made pursuant to and in compliance with the provisions of Rule 144 of the Securities Act of 1933.

        1.7 Risk of Loss. The risk of any loss of the Purchased Assets and any other tangible or intangible assets to be transferred by the Company to the Buyer will remain with the Company until the Closing Date, at which time the risk of loss to such assets shall pass to the Buyer.

2. Closing

        2.1. Closing Date. The closing of the sale and purchase provided for herein (the “Closing”) shall take place at 10:00 A.M., local time, at the offices of the Buyer on or before December 13, 2000 or at such other place, time and date as may hereafter be mutually agreed upon by the parties (such time and date of Closing being hereinafter called the “Closing Date”). The Execution Date shall be the date of execution of this Agreement.

        2.2. Action by The Buyer. Subject to the terms and conditions herein contained, on the Closing Date, the Buyer shall deliver to the Company (in addition to the documents and instruments to be delivered by it pursuant to Articles 3 and 9 hereof):

(a)	the Buyer Shares representing the Purchase Price for the Purchased Assets, plus or minus any adjustment; and

(b)	the Employment Agreement.

        2.3. Action by the Company. Subject to the terms and conditions herein contained, on the Closing Date, the Company shall deliver to the Buyer (in addition to the documents and instruments to be delivered by it pursuant to Articles 3 and 8 hereof):

(a)	a duly executed bill of sale encompassing the Purchased Assets;

(b)	all such warranties and licenses necessary to operate the equipment and software as of the Closing Date;

(c)	certificates of title; patent, trademark, trade name and copyright assignments (in form suitable for recording in the United States Patent and Trademark Office and in the comparable offices of all relevant foreign jurisdiction) and other instruments of transfer; and all third party consents, including that from Cyberscience Corporation and Wells Fargo Bank, and governmental and administrative approvals, as shall be, in the opinion of the Buyer, necessary or appropriate in order to convey, transfer and assign to and vest in the Buyer good and marketable right, title and interest in and to the Purchased Assets, free and clear of all liens, security interests, claims, charges and encumbrances of any nature whatsoever.

        2.4. Earnout Provisions. The Buyer warrants and agrees to pay the following to the Company:

(a)	The Buyer shall pay the Company a payout of fifty percent (50%) of the net gross sales price (net gross equals selling price less direct sales costs such as commissions, licensing fees, and computer costs) of all sales of software completed within one year of the Execution Date of this Agreement.

(b)	The Buyer shall pay the Company the following payouts related to sales of seats under the ASP model completed by the former Allegro employees:

1. Fifteen (15) dollars per seat per month for the first one hundred (100) seats.

2. Ten (10) dollars per seat per month for the second one hundred (100) seats.

3. Five (5) dollars per seat per month for the third one hundred (100) seats.

4. All payments for seats will be payable twelve months from installation and subject to payment by customers.

3. Additional Covenants.

        3.1. Further Assurances. The Company hereby agrees that it shall from time to time after the Closing Date, at its sole cost and expense, take any and all actions, and execute, acknowledge, deliver, file and/or record any and all documents and instruments, as any other party may reasonably request in order to more fully perfect the rights which are intended to be granted to such party hereunder.

        3.2. Non-Assignable Contracts. Nothing in this Agreement shall be construed as an attempt to assign: (a) any contract or agreement that is at law non-assignable without the consent of the other party thereto and as to which such consent shall not have been given; or (b) any contract or agreement as to which all the remedies for the enforcement thereof and the rights thereunder enjoyed by the Company would not, as a matter of law, pass to the Buyer as an incident of the assignments provided for by this Agreement. In order, however, that the full value of every contract and agreement of the character described in clauses (a) and (b) of the immediately preceding sentence and all claims and demands relating to such contracts and agreements may be realized, the Company hereby agrees with the Buyer that it will, at its sole cost and expense, at the request and under the direction of the Buyer, in the name of the Company or otherwise, as the Buyer shall specify and as shall be permitted by law, take all such action and do or cause to be done all such things as shall be, in the opinion of the Buyer, necessary or desirable (i) in order that the rights and benefits of the Company under such contracts and agreements shall be preserved and (ii) for, and to facilitate, the collection of the monies, services or warranties due and payable, and to become due and payable, to the Company in and under every such contract and agreement, and the Company will hold the same for the benefit of and will pay the same, when received, to the Buyer.

        3.3. Investigation. Between the date hereof and the Closing Date, the Buyer may, directly and through its representatives, make such investigation of the Company, the business and the Purchased Assets as the Buyer deems necessary or advisable, but such investigation shall not affect any of the representations and warranties of the Company contained herein or in any instrument or document delivered pursuant hereto. In furtherance of the foregoing, the Buyer and the Buyer’s representatives shall have, at all reasonable times after the date hereof, full access to the premises and to the books and records of the Company pertaining to the Business, and the Company shall furnish to the Buyer and its representatives such contracts, purchase orders, invoices, financial and operating data and other information with respect to the Business and the Purchased Assets as the Buyer may from time to time reasonably request. The Buyer shall use its reasonable efforts not to disclose or use any confidential information which it obtains in connection with the foregoing, except to the extent which it deems to be necessary in order to evaluate the Business. In the event that the purchase and sale transaction provided for herein is not consummated for any reason whatsoever, the Buyer shall return to the Company all documents, work papers and other written materials which were obtained by it during the course of such investigation.

        3.4. Consummation of Transaction. Each of the parties hereto hereby agrees to use its best efforts to cause all conditions precedent to his or its obligations and to the obligations of the other parties hereto to consummate the transactions contemplated hereby to be satisfied, including, but not limited to, using its best efforts to obtain all required consents, waivers, amendments, modifications, approvals, authorizations, novations and licenses; provided, however, that nothing herein contained shall be deemed to modify any of the obligations imposed upon any of the parties hereto under this Agreement or any agreement executed and delivered pursuant hereto.

        3.5. Cooperation. Each of the parties hereto hereby agrees to fully cooperate with the other parties hereto in preparing and filing any notices, applications, reports and other instruments and documents which are required by, or which are desirable in the opinion of any of the parties hereto in respect of, any statute, rule, regulation or order of any governmental or administrative body in connection with the transactions contemplated hereby.

        3.6. Accuracy of Representations. Each party hereto agrees that prior to the Closing Date it will enter into no transaction and take no action, and will use its best efforts to prevent the occurrence of any event, which would result in any of its representations, warranties or covenants contained in this Agreement or in any agreement, document or instrument delivered pursuant hereto not to be true and correct, or not to be performed as contemplated, at and as of the time immediately after the occurrence of such transaction or event.

        3.7. Conduct of Business. The Company covenants and agrees to use its best efforts to conduct its and their Business operations during the period from the date hereof to the Closing Date only in the ordinary course of business and in a manner consistent with the criteria previously provided to the Buyer and in compliance with applicable laws, except pursuant to the terms hereof or unless the Buyer shall otherwise agree in writing; and the Company shall use its best efforts to, preserve intact and to maintain and preserve the Business and the Purchased Assets, to keep available the services of the respective employees and consultants of the Company and to preserve the present goodwill of and its relationships with customers, suppliers and other persons with whom it has business relations. By way of illustration and not limitation, the Company shall not, between the date hereof and the Closing Date, directly or indirectly do, or propose or commit to do, any of the following without the prior written consent of the Buyer:

(a)	except as set forth on Schedule 3.7(a) and to the extent required under existing written agreements as in effect on the date of this Agreement, (i) increase the compensation or fringe benefits of any of its employees, (ii) enter into employment arrangements, with any other employee of the Business involving compensation in excess of $25,000, (iii) establish, adopt, enter into or amend or terminate any written agreement or other plan, agreement, trust, fund, policy or arrangement for the benefit of any employees or (iv) notwithstanding any agreement to the contrary, pay any bonus, salary or compensation to any employee;

(b)	sell, lease, license, mortgage or otherwise encumber or subject to any lien or otherwise dispose of any of the Purchased Assets;

(c)	incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company, guarantee any debt of another person, or enter into any arrangement having the economic effect of any of the foregoing;

(d)	authorize or permit any of the Company's employees or any investment banker, financial advisor, attorney, accountant or other representative, to solicit, initiate or encourage (including by way of furnishing information) or take any other action to facilitate, any inquiries or the making of any proposal which constitutes, or may reasonably be expected to lead to an agreement or a mutual understanding as to terms or the execution of a letter of intent or definitive agreement or publicly announced agreement in principle with regard to a transaction or series of transactions with a party other than the Buyer, which transactions relate to the sale or other disposition of the shares, assets or business of the Company or any other financing, stock repurchase, restructuring, stock issuance or similar transaction (other than in the ordinary course of business) which causes the Company not to consummate any of the transactions contemplated by this Agreement.

        3.8. Use of Names. At the Closing, the Company shall, at its cost and expense, take such other action as is necessary or is in the opinion of the Buyer desirable so that the Buyer will have full and exclusive right, title and interest in and to, and exclusive use of, all of the names, brands and marks used in connection with the Business, including, without limitation, the names “Maestro” and “Allegro”. In furtherance of the foregoing, the Company hereby agrees from and after the Closing Date it shall not use or permit any of their companies or affiliates to use, directly or indirectly, any of such words, names, brands, marks or expressions, or anything so closely resembling any of the foregoing as to be likely confused therewith, or as to be likely to detract from the value of any of the Purchased Assets or the Business.

        3.9. Waiver of Compliance with Bulk Transfer Laws. With respect to the transactions contemplated by this Agreement, the Buyer and the Company hereby waive compliance with any applicable provisions of the so-called “bulk transfer laws” (Article 6 of the Uniform Commercial Code) of any relevant jurisdiction. The Company hereby agrees to indemnify and hold the Buyer harmless from and against any and all losses, liabilities, claims, damages, costs and expenses (including reasonable attorneys, fees and disbursements) which Buyer may sustain, suffer or incur as a result of or in connection with such “bulk transfer laws” or the waiver hereby of compliance therewith.

        3.10. Payment of Taxes Upon Transfer of Purchased Assets.

(a)	It is the intent of the parties that the transaction contemplated by this Agreement will constitute a tax-free reorganization within the meaning of §368(a) of the Internal Revenue Code of 1986, as amended.

(b)	The parties agree that the Buyer shall have no liability or other obligation with respect to the payment of any federal or state taxes,including, but not limited to, any income, payroll, transfer or sale taxes assessable against the Company with respect to the sale by the Company of the Purchased Assets.

        3.11. Survival of Representations and Warranties. Each of the parties hereto hereby agrees that all representations and warranties made by or on behalf of it in this Agreement or in any document or instrument delivered pursuant hereto shall survive for a period of three (3) years following the Closing Date and the consummation of the transactions contemplated hereby, except with respect to the representation and warranties set forth in Articles 4 and 5 which shall survive for the applicable statute of limitation periods.

        3.12. Books and Records. The Company shall, for a period of at least three (3) years following the Closing Date, maintain and make available to the Buyer and its representatives for inspection and reproduction, during regular business hours, all books and records relating to the Purchased Assets, and the Business. The Buyer shall, for a period of at least three (3) years following the Closing Date, maintain and make available to the Company and its representatives for inspection and reproduction, during regular business hours, all books and records relating to the underlying Purchased Assets, the Business, but only insofar as said books and records relate to periods ending on or prior to the Closing Date.

        3.13. Discharge of Liens.> The Company shall cause all liens, claims, charges and encumbrances upon any of the Purchased Assets to be terminated or otherwise discharged at or prior to the Closing Date.

        3.14. Products Liability Insurance. On or prior to the Closing Date, the Company shall, at its expense, cause the Buyer to be named as an additional insured under any of its products liability insurance policies as in effect on the Closing Date. The Company shall provide the Buyer with a copy of said policies at the Closing, together with the written agreements of the insurers that said policies will not be modified or canceled without at least 30 day’s prior written notice to the Buyer.

        3.15. Employment Agreement. At the Closing, the Buyer shall enter into an employment contract with Edward Nichols in substantially the form of Exhibit C attached hereto (the "Employment Agreement").

4. Representations and Warranties of the Company. The Company represents and warrants to the Buyer as follows:

        4.1. Ownership and Power. The Company has full power and authority to own, lease and operate the Purchased Assets, the Business and to carry on its business as presently contemplated and as provided in the marketplace. There are no states or jurisdictions in which the character and location of any of the equipment or properties owned or leased by the Company, or the conduct of its business, makes it necessary for it to qualify to do business as a foreign corporation.

        4.2 Fair Market Value. All assets being sold to the Buyer herein and listed on Exhibit A hereto have been duly and validly purchased and are fully paid for with no claim or lien or set-off, except as otherwise disclosed herein.

        4.3. Authority. The execution and delivery by the Company of this Agreement and of all of the agreements to be executed and delivered by it pursuant hereto, the performance by it of its obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary action on the Company, and the Company has all necessary power with respect thereto. This Agreement is, and when executed and delivered by the Company and each of the other agreements to be delivered by any or all of them pursuant hereto will be, the valid and binding obligation of the Company in accordance with its terms.

        4.4. Non-contravention. Except as set forth on Schedule 4.4 neither the execution and delivery by the Company, or of any agreement to be executed and delivered by it pursuant hereto, nor the consummation of any of the transactions contemplated hereby or thereby, nor the performance by it of its obligations hereunder or thereunder, will (nor with the giving of notice or the lapse of time or both would): (a) conflict with or result in a breach of any provision of any agreements or licenses of the Company; or (b) give rise to a default, or any right of termination, cancellation or acceleration, or otherwise be in conflict with or result in a loss of contractual benefits to any of them, under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which any of them is a party or by which any of them or any of the Purchased Assets may be bound, or require any consent, approval or notice under the terms of any such document or instrument; or (c) violate any order, writ, injunction, decree, law, statute, rule or regulation of any court or governmental or administrative authority which is applicable to any of them, the Company or any of the Purchased Assets, or (d) result in the creation or imposition of any lien, claim, security interest restriction, charge or encumbrance upon the Company or any of the Purchased Assets, or (e) interfere with or otherwise adversely affect the ability of the Buyer to carry on the Business after the Closing Date on substantially the same basis as it is now being conducted by the Company.

        4.5 Absence of Undisclosed Liabilities or Change of Equity. The Company has no liabilities or obligations of any nature whatsoever, whether accrued, absolute, contingent or otherwise, which have not been: (a) in the case of liabilities and obligations of a type customarily reflected on a balance sheet prepared in accordance with GAAP, or (b) in the case of other types of liabilities and obligations, described in any of the Schedules delivered pursuant hereto or omitted from said Schedules in accordance with the terms of this Agreement.

        4.6. Assets. The Purchased Assets comprise all of the assets which are necessary in order for the Buyer to carry on the proposed Business after the Closing Date on substantially the same basis as is now contemplated by the Company and as represented to the Buyer. The Company has good and valid title to all of the Purchased Assets and the Company has good and valid title to all of its Assets, free and clear of all mortgages, liens, pledges, charges or encumbrances of any nature whatsoever. All equipment and software which are material to the business, operation or condition (financial or otherwise) of the Company is in good operating condition and repair, and is suitable for the purposes for which they are used; and none of such equipment, software or systems, when built, will require any specialized repairs except for ordinary, routine maintenance and repairs which are not substantial in nature or cost.

        4.7. Litigation. Other than as set forth in Schedule 4.7, there are no claims, suits, actions, arbitration, investigations, inquiry or other proceeding before any governmental agency, court or tribunal, domestic or foreign, or before any private arbitration tribunal, pending or, to the best of the knowledge of the Company, threatened, against or relating to the Company, the Business or any of the Purchased Assets; nor, is there any basis for any such claim, suit, action, arbitration, investigation, inquiry or other proceeding. There are no judgments, orders, stipulations, injunctions, decrees or awards in effect which relate to the Company, the Business or any of the Purchased Assets, the effect of which is (a) to limit, restrict, regulate, enjoin or prohibit any business practice in any area, or the acquisition of any properties, assets or businesses, or (b) otherwise materially adverse to the Business or any of the Purchased Assets.

        4.8. No Violation of Law. The Company is not engaging in any activity or omitting to take any action as a result of which: (a) it is in violation of any law, rule, regulation, zoning or other ordinance, statute, order, injunction or decree, or any other requirement of any court or governmental or administrative body or agency, applicable to the Company, the Business or any of the Purchased Assets, including, but not limited to, those relating to: occupational safety and health; environmental and ecological protection (e.g., the use, storage, handling, transport or disposal of pollutants, contaminants or hazardous or toxic materials or wastes, and the exposure of persons thereto); business practices and operations; labor practices; employee benefits; and zoning and other land use, and (b) the Company, the Business and/or the Purchased Assets have been or may be materially and adversely affected.

        4.9. Intellectual Property. Schedule 4.9 is a complete and correct list of all (a) United States and foreign patents, trademark and trade name registrations, trademarks and trade names, brandmarks and brand name registrations, service-marks and serviceman registrations, assumed names and copyrights and copyright registrations, owned in whole or in part or used by the Company, and all applications therefor, (b) inventions, discoveries, improvements, processes, formulae, proprietary rights and trade secrets relating to the Business, and (c) licenses and other agreements to which the Company is a party or otherwise bound which relate to any of the foregoing. Except as expressly set forth in said Schedule 4.9, (a) the Company owns or has the right to use all of the foregoing; (b) no proceedings have been instituted, are pending or, to the best of the knowledge of the Company is threatened, which challenge the rights of the Company in respect thereto or the validity thereof and, to the best knowledge of the Company, there is no valid basis for any such proceedings; (c) none of the aforesaid violates any laws, statutes, ordinances or regulations, or has at any time infringed upon or violated any rights of others, or is being infringed by others; and (d) none of the aforesaid is subject to any outstanding order, decree, judgment, stipulation or charge.

        4.10. Tax Matters. The Company has filed with the appropriate governmental agencies all tax returns and reports required to be filed by them, and have paid in full or made adequate provision for the payment of, all taxes, interest, penalties, assessments and deficiencies shown to be due or claimed to be due on such tax returns and reports. The United States federal income tax returns of the Company have not been audited by the Internal Revenue Service (the “IRS”).

        4.11. Insurance. Attached hereto as Schedule 4.11 is a complete and correct list and summary description of all policies of insurance relating to any of the Purchased Assets or the Business in which the Company is an insured party, beneficiary or loss payable payee. Such policies are in full force and effect, all premiums due and payable with respect thereto have been paid, and no notice of cancellation or termination has been received by the Company with respect to any such policy. In the opinion of the Company, such policies cover risks normally insured against, and are in amounts normally carried, by companies engaged in similar businesses. The Company has not sustained any material loss or interference with its business from fire, storm, explosion, flood or other casualty, whether or not covered by insurance, or from any labor dispute or court of governmental action, order or decree.

        4.12. Employee Arrangements.

(a)	Schedule 4.12 is a complete and correct list and summary description of all (i) union, collective bargaining, employment, management, termination and consulting agreements to which the Company is a party or otherwise bound, and (ii) compensation plans and arrangements; bonus and incentive plans and arrangements; deferred compensation plans and arrangements; pension and retirement plans and arrangements; profit-sharing and thrift plans and arrangements; stock purchase and stock option plans and arrangements; hospitalization and other life, health or disability insurance or reimbursement programs; holiday, sick leave, severance, vacation, tuition reimbursement, personal loan and product purchase discount policies and arrangements; and other plans or arrangements providing for benefits for employees of the Company. Said Schedule also lists the names and compensation of all employees of the Company whose earnings during the last fiscal year was $25,000 or more (including bonuses and other incentive compensation), and all employees who are expected to receive at least said amount in respect of the present year.

(b)	Schedule 4.12 also sets forth all outstanding loans and other advances (other than travel advances in the ordinary course of business which do not exceed $1,000 per individual) made by the Company to any of its officers, directors, employees, partners or consultants.

        4.13. Certain Business Matters. Except as is set forth in Schedule 4.13 (a), the Company is not a party to or bound by any distributorship, dealership, sales agency, franchise or similar agreement which relates to the sale or distribution of any of the products and services of the Business, (b) the product and service warranties given by the Company or by which they are bound (complete and correct copies or descriptions of which are set forth on Schedule 4.13, entail no greater obligations than are customary in the business of the Company, (c) the Company is not a party to or bound by any agreement which limits its freedom to compete in any line of business or with any person, or which is otherwise materially burdensome to it, and (d), the Company is not a party to or bound by any agreement in which the Company has, or had when made, a direct or indirect material interest.

        4.14. Certain Contracts. Schedule 4.14 is a complete and correct list of all contracts, commitments, indentures, mortgages, obligations, agreements and understandings which are not set forth in any other Schedule delivered hereunder and to which the Company is a party or otherwise bound, except for each of those which (a) was made in the ordinary course of business, and (b) either (i) is terminable by the Company (and will be terminable by Buyer) without liability, expense or other obligation on 30 days, notice or less, or (ii) may be anticipated to involve aggregate payments to or by the Company of $10,000 (or the equivalent) or less calculated over the full term thereof, and (c) is not otherwise material to the Business or any of the Purchased Assets. Complete and correct copies of all contracts, commitments, indentures, mortgages, obligations, agreements and undertakings set forth on any of the Schedules delivered pursuant to this Agreement have been furnished by the Company to the Buyer, and except as expressly stated on the Schedule on which they are set forth, (a) each of them is in full force and effect, no person or entity which is a party thereto or otherwise bound thereby is in default thereunder, and no event, occurrence, condition or act exists which does (or which with the giving of notice or the lapse of time or both would) give rise to a default or right of cancellation, acceleration or loss of contractual benefits thereunder; (b) there has been no threatened cancellations thereof, and there are no outstanding disputes thereunder; and (c) none of them is materially burdensome to the Company. None of the material provisions of such contracts, instruments or agreements violates any existing applicable law, rule, regulation, judgment, order or decree of any governmental agency or court having jurisdiction over the Company, the Business or the Purchased Assets.

        4.15. Approvals. Schedule 4.15 is a complete and correct list of all governmental, administrative and third-party consents, permits, appointments, approvals, licenses, certificates, franchises and other authorizations which are necessary for the operation of the Business or to own or operate the Company and the Purchased Assets, all of which have been obtained by the Company and are in full force and effect. There are no proceedings pending or, to the best of the Company’s knowledge, threatened, or any basis therefor, seeking to cancel, terminate or limit such consents, permits, appointments, approvals, licenses, certificates, franchises or other authorizations.

        4.16. Information as to the Company. None of the representations or warranties made by the Company in this Agreement or in any agreement executed and delivered by or on behalf of any of them pursuant hereto are false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein contained not misleading.

5. Representations and Warranties as to the Buyer. The Buyer and FocVs represent and warrant to the Company as follows:

        5.1. Organization, Standing and Power. The Buyer and FocVs are corporations duly organized, validly existing and in good standing under the laws of the State of Colorado, with full corporate power and authority to own, lease and operate its properties and to carry on its business as presently conducted by it. As of September 15, 2000, FocVs has 10,000,000 shares of its common stock authorized, of which 10,000 are issued and outstanding. All shares are fully paid and non-assessable. As of October 2, 2000, the Buyer has 50,000,000 shares of common stock authorized, of which 17,571,612 are issued and outstanding.

        5.2. Authority. The execution and delivery by the Buyer and FocVs of this Agreement and of each agreement to be executed and delivered by them pursuant hereto, the compliance by the Buyer and FocVs with the provisions hereof and thereof, and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary corporate action on the part of the Buyer and FocVs have all necessary corporate power with respect thereto. This Agreement is, and when executed and delivered by the Buyer and FocVs and other agreement to be executed and delivered by either or both of them pursuant hereto will be, the valid and binding obligation of the Buyer and FocVs, as applicable, in accordance with its terms. Neither the execution and delivery by the Buyer or FocVs of this Agreement or of any of the aforementioned other agreements, nor the consummation of the transactions contemplated hereby or thereby, nor the compliance by the Buyer or FocVs with the provisions hereof and thereof, will (nor with the giving of notice or the lapse of time or both, would) conflict with or result in a violation of any provision of the Certificates of Incorporation or By-laws of either the Buyer or FocVs, or in the breach of any material agreement to which the Buyer or FocVs is a party or otherwise bound.

6.Indemnification.

        6.1. Indemnification by the Company. The Company shall indemnify and hold the Buyer and FocVs harmless from and against any and all losses, obligations, deficiencies, liabilities, claims, damages, costs and expenses including, without limitation, the amount of any settlement entered into pursuant hereto, and all reasonable legal and other expenses incurred in connection with the investigation, prosecution or defense of any matter indemnified pursuant hereto (a “Loss”) which Loss the Buyer may sustain, suffer or incur and which arise out of, are caused by, relate to, or result or occur from or in connection with (a) liabilities of the Company other than the Limited Assumed Liabilities, (b) the noncompliance with any applicable bulk transfer laws of any jurisdiction, or (c) the breach by the Company of any representation, warranty or covenant made by him or it in this Agreement or in any agreement or instrument executed and delivered pursuant hereto. This indemnification obligation shall also apply to claims directly by the Buyer against the Company as well as to third party claims. In no event, however, shall the Company’s responsibility for indemnification herein exceed $50,000.

        6.2. Indemnification by the Buyer. The Buyer indemnities and holds the Company harmless from and against any Loss, which Loss any of them may sustain, suffer or incur and which arise out of, are caused by, relate to, or result or occur from or in connection with (a) the Limited Assumed Liabilities or (b) the breach by the Buyer of any representation, warranty or covenant made by it in this Agreement or in any agreement or instrument executed and delivered pursuant hereto. This indemnification obligation shall also apply to claims directly by the Company against the Buyer as well as to third party claims. In no event, however, shall the Buyer’s responsibility for indemnification herein exceed $50,000.

        6.3. Third Party Claims. If a claim by a third party is made against any party or parties hereto and the party or parties against whom said claim is made intends to seek indemnification with respect thereto under this Article 6, the party or parties seeking such indemnification shall promptly notify the indemnifying party or parties, in writing, of such claim; provided, however, that the failure to give such notice shall not affect the rights of the indemnified party or parties hereunder unless such failure materially and adversely affects the indemnifying party or parties. The indemnifying party or parties shall have ten days after said notice is given to elect, by written notice given to the indemnified party or parties, to undertake, conduct and control, through counsel of their own choosing (subject to the consent of the indemnified party or parties, such consent not to be unreasonably withheld) and at their sole risk and expense, the good faith settlement or defense of such claim, and the indemnified party or parties shall cooperate with-the indemnifying parties in connection therewith; provided: (i) in the case of the Company as the indemnifying party or parties, it shall not thereby permit to exist any lien, encumbrance or other adverse change upon any of the Purchased Assets, the Buyer or the Business, and (ii) the indemnified party or parties shall be entitled to participate in such settlement or defense through counsel chosen by the indemnified party or parties, provided that the fees and expenses of such counsel shall be borne by the indemnified party or parties. So long as the indemnifying party or parties are contesting any such claim in good faith, the indemnified party or parties shall not pay or settle any such claim; provided, however, that notwithstanding the foregoing, the indemnified party or parties shall have the right to pay or settle any such claim at any time, provided that in such event they shall waive any right of indemnification therefor by the indemnifying party or parties. If the indemnifying parties do not make a timely election to undertake the good faith defense or settlement of the claim as aforesaid, or if the indemnifying parties fail to proceed with the good faith defense or settlement of the matter after making such election, then, in either such event, the indemnified party or parties shall have the right to contest, settle or compromise the claim at their exclusive discretion, at the risk and expense of the indemnifying parties to the full extent set forth in Sections 6.1 or 6.2 hereof, as the case may be.

7. Non-disclosure; Non-compete.

        7.1. “Confidential Information” Defined. As used in this Article 7, the term “Confidential Information” shall mean any and all information (oral and written) relating to the Business or the Purchased Assets, other than such information which can be shown by the Company to be in the public domain (such information not being deemed to be in the public domain merely because it is embraced by more general information which is in the public domain) other than as the result of a breach of the provisions of Section 7.2 below, including, but not limited to, information relating to: identity and description of goods and services used; purchasing; costs; pricing; machinery and equipment; manufacturing processes; technology; research; test procedures and results; customers and prospects; marketing; and selling and servicing.

        7.2. Non-disclosure of Confidential Information. Except to the extent that such disclosure shall be a matter of public record or shall be required by applicable law, the Company hereby agrees not to, at any time, directly or indirectly, use, communicate, disclose or disseminate any Confidential Information in any manner whatsoever.

        7.3 Non-Compete Covenant. The Company shall not, during the two (2) year period commencing on the Closing Date, directly or indirectly, within any county in any state within the United States of America or any province within Canada in which FocVs is engaged in the Business, take any action which constitutes an interference with or a disruption of the Buyer’s operation of the Business, or the Buyer’s use, ownership and enjoyment of the Purchased Assets including, without limitation, the solicitations of the Buyer’s customers, any persons currently listed on the personal lists of the Company, the Buyer or the Buyer’s independent contractors.

        At no time during the term of this Non-Compete Covenant shall the Company, directly or indirectly, disparage the commercial, business or financial reputation of the Buyer.

        For the purpose of clarification, but not limitation, the Company hereby acknowledges and agrees that the provisions of this Non-Compete Covenant shall serve as a prohibition against it, during the period described herein, directly or indirectly, hiring, offering to hire, enticing away or in any other manner persuading or attempting to persuade any officer, employee, agent, lessor, lessee, licensor, licensee, customer, prospective customer or supplier of the Business to discontinue or alter his or its relationship with the Business.

        7.3. Injunctive Relief, etc. The parties hereto hereby acknowledge and agree that (a) the Buyer would be irreparably injured in the event of a breach by the Company of any of his or its obligations under this Article 7 with respect to unauthorized disclosure of Confidential Information or engaging in activities in violation of Section 7.3, (b) monetary damages would not be an adequate remedy for any such breach, and (c) the Buyer shall be entitled to injunctive relief, in addition to any other remedy which it may have, in the event of any such breach. It is hereby also agreed that the existence of any claims which the Company may have against the Buyer, whether under this Agreement or otherwise, shall not be a defense to the enforcement by the Buyer of any of its rights under this Article 7.

        7.4. Scope of Restriction. It is the intent of the parties hereto that the covenants contained in this Article 7 shall be enforced to the fullest extent permissible under the laws of and public policies of each jurisdiction in which enforcement is sought (the Company hereby acknowledges that said restrictions are reasonably necessary for the protection of the Buyer). Accordingly, it is hereby agreed that if any one or more of the provisions of this Article 7 shall be adjudicated to be invalid or unenforceable for any reason whatsoever, said provision shall be (only with respect to the operation thereof in the particular jurisdiction in which such adjudication is made) construed by limiting and reducing it so as to be enforceable to the extent permissible.

         7.6. Additional Undertakings. The provisions of this Article 7 shall be in addition to, and not in lieu of, any other obligations with respect to the subject matter hereof, whether arising as a matter of contract, by law or otherwise, including, but not limited to, any obligations which may be contained in any employment or consulting agreements between the Buyer and the Company.

8. Right of the Buyer to Abandon. The Buyer shall have the right to terminate this Agreement and abandon the transactions contemplated hereby in the event that any of the following shall not be true or shall not have occurred, or have been waived by the Buyer as the case may be, as of the Closing Date:

        8.1. Accuracy of Representations and Warranties. The representations and warranties of the Company contained in this Agreement or in any document, agreement or instrument delivered by it pursuant hereto shall have been true when made, and, in addition, shall be true on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date.

        8.2. Performance of Agreements. The Company shall have performed all obligations and agreements, and complied with all covenants and conditions, contained in this Agreement or in any document, agreement or instrument delivered by any or all of them pursuant hereto and required to be performed or complied with by any or all of them at or prior to the Closing Date.

        8.3. Certificate. The Company shall have furnished the Buyer with a certificate dated the Closing Date, to the effect that he or it has fulfilled the conditions specified in Sections 8.1 and 8.2 above.

        8.4. Opinion of Counsel for Buyer. The Buyer shall have received an opinion of Futro & Trauernicht, LLC, special counsel for the Company, dated the December 13, 2000, in substantially the form of Exhibit D attached hereto and made a part hereof.

        8.5. Litigation. No order of any court or administrative agency shall be in effect which restrains or prohibits the transactions contemplated hereby, and no suit, action, inquiry, investigation or proceeding in which it will be, or it is, sought to restrain, prohibit or change the terms of or obtain damages or other relief in connection with this Agreement or any of the transactions contemplated hereby, and which in the judgment of the Buyer makes it inadvisable to proceed with the consummation of such transactions, shall have been instituted or threatened by any person or entity.

        8.6. Consents and Approvals. All consents, waivers, approvals, licenses and authorizations by third parties and governmental and administrative authorities (and all amendments or modifications to existing agreements with third parties) required as a precondition to the performance by the Company of its obligations hereunder and under any agreement delivered pursuant hereto, including, without limitation, the consent of any landlord, or which in FocVs or the Buyer’s judgment are necessary to continue unimpaired any rights in and to the Purchased Assets which could be impaired by the purchase and sale hereunder, shall have been duly obtained and shall be in full force and effect.

        8.7. Date of Closing. The sale and purchase of the Purchased Assets pursuant hereto shall have been consummated on or prior to December 13, 2000.

        8.8. Validity of Transactions. The validity of all transactions contemplated hereby, as well as the form and substance of all agreements, instruments, opinions, certificates and other documents delivered by the Company pursuant hereto, shall be satisfactory in all material respects to the Buyer and its counsel.

        8.9. Board Authorization. The approval of this Agreement and all of the transactions contemplated hereby by the Board of Directors of the Buyer.

        8.10. Due Diligence. The Buyer, being satisfied that the results of its “due diligence investigation” (as contemplated in Section 3.3 hereof) of the Company’s business, liabilities, properties and assets are materially consistent with all of the data, statistics, financial statements, representations, assurances and other information, financial and otherwise relating to the Company’s business liabilities, properties and assets provided to the Buyer by the Company, either orally or in writing, prior to the date of this Agreement.

        8.11. Audit of the Company. The Buyer's experts and accountants shall have completed their financial audit of the Company and the Purchased Assets or waived such requirement.

        8.12. Employment Agreement. Edward Nichols shall have executed the Employment Agreement with the Buyer.

        8.13. No Material Adverse Changes. Except as otherwise permitted by this Agreement, there shall not have occurred after the date hereof, in the reasonable judgment of Buyer, a material adverse change in the condition or capability of Allegro, the Purchased Assets or the Business.

9. Right of the Company to Abandon. The Company shall have the right to terminate this Agreement and abandon the transactions contemplated hereby in the event that any of the following shall not be true or shall not have occurred, as the case may be, as of the Closing Date:

        9.1. Accuracy of Representations and Warranties. The representations and warranties of the Buyer and FocVs contained in this Agreement or in any document, agreement or instrument delivered by them pursuant hereto shall have been true when made, and, in addition, shall be true on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date.

        9.2. Performance of Agreements. The Buyer and FocVs shall have performed all obligations and agreements, and complied with all covenants and conditions, contained in this required to be performed or complied with by them at or prior to the Closing Date.

        9.3. Certificate. The Buyer and FocVs shall have furnished the Company with a certificate, executed by a responsible executive officer of the Buyer, dated the Closing Date, to the effect that it has fulfilled the conditions specified in Sections 9.1 and 9.2 hereof.

        9.4. Opinion of Counsel for Company. The Company shall have received an opinion of Thomas F. Pierson, P.C., counsel for the Buyer and FocVs, dated the Closing Date, in substantially the form of Exhibit E attached hereto and made a part hereof.

        9.5. Litigation. No order of any court or administrative agency shall be in effect which restrains or prohibits the transactions contemplated hereby, and no suit, action, inquiry, investigation or proceeding in which it will be, or it is, sought to restrain, prohibit or change the terms of or obtain damages or other relief in connection with this Agreement or any of the transactions contemplated hereby, and which in the judgment of the Company makes it inadvisable to proceed with the consummation of such transactions, shall have been instituted or threatened by any person or entity.

        9.6. Consents and Approvals. All consents, waivers, approvals, licenses and authorizations by third parties and governmental and administrative authorities (and all amendments and modifications to existing agreements with third parties) required as a precondition to the performance by the Buyer or FocVs of their obligations hereunder shall have been duly obtained and shall be in full force and effect.

        9.8. Employment Agreement. The Buyer shall have executed the Employment Agreement with Edward Nichols.

10. Miscellaneous Provisions.

        10.1. Effect of Abandonment. In the event that this Agreement is terminated and the transactions contemplated hereby are abandoned pursuant to the terms hereof, this Agreement shall forthwith become wholly void and of no force and effect, except as to the last two sentences of Section 3.3 hereof and Section 10.2 hereof; provided, however, that nothing in this Agreement contained shall be deemed to relieve any party hereto from liability for any breach of this Agreement prior to termination.

        10.2. Expenses. Except as otherwise provided in this Agreement, the parties hereto shall pay its own costs and expenses in connection with this Agreement and the transactions contemplated hereby. The parties agree that audits will be required for this transaction. The parties will mutually agree on the auditor and price prior to closing and agree to split the cost equally.

        10.3. Execution in Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement, and shall become effective when one or more counterparts has been signed by each of the parties hereto and delivered to each of the other parties hereto.

        10.4. Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given or made as of the date delivered, if delivered personally, or one (1) business day after having been deposited with courier, if sent by overnight courier or having been sent by telecopy, if sent by telecopy (receipt confirmed), or three (3) business days after having been mailed, if mailed by registered or certified mail, postage prepaid, return receipt requested, as follows:

If to Buyer, to:	easyQual.com or FocVs 6725 East Tennessee Suite 500 Denver, Colorado Attn: James Saunders

Copy to:	Thomas F. Pierson, P.C. 1004 Depot Hill Road, Suite 1E Broomfield, Colorado 80020 Attn: Thomas F. Pierson, Esq.

If to Allegro to:	Mr. Edward Nichols 101 University Blvd., #420 Denver, Colorado 80206

Copy to:	Futro & Trauernicht, LLC 1401 17th Street, 11th Floor Denver, Colorado 80202 Attn: Richard C. Noyes, Esq.

or to such other address as any party shall have designated by like notice to the other parties hereto (except that a notice of change of address shall only be effective upon receipt).

        10.5. Amendment. This Agreement may only be amended by a written instrument executed by each of the parties hereto.

        10.6. Entire Agreement. This Agreement (together with the other agreements and documents being delivered pursuant to or in connection with this Agreement) constitutes the entire agreement of the parties hereto with respect to the subject matter hereof, and supersedes all prior agreements and understandings of the parties, oral and written, with respect to the subject matter hereof.

        10.7. Headings. The headings contained herein are for the sole purpose of convenience of reference, and shall not in any way limit or affect the meaning or interpretation of any of the terms or provisions of this Agreement.

        10.8. Assignment. Prior to the Closing Date, neither this Agreement nor any rights, interests or obligations hereunder may be assigned (by operation of law or otherwise) by any >party hereto without the prior written consent of all of the parties hereto, except that this Agreement may be assigned by the Buyer to FocVs without the need for such prior consent. Regardless of such assignment, the Buyer shall remain obligated to perform its obligations under this Agreement.

        10.9. Binding Effect; Benefits. This Agreement shall inure to the benefit of, and shall be binding upon, the parties hereto and their respective heirs, legal representatives, successors and permitted assigns. Nothing herein contained, express or implied, is intended to confer upon any person other than the parties hereto and their respective heirs, legal representatives, successors and permitted assigns, any rights or remedies under or by reason of this Agreement.

        10.10. Waiver, etc. The failure of any of the parties hereto to at any time enforce any of the provisions of this Agreement shall not be deemed or construed to be a waiver of any such provision, nor to in any way affect the validity of this Agreement or any provision hereof or the right of any of the parties hereto to thereafter enforce each and every provision of this Agreement. No waiver of any breach of any of the provisions of this Agreement shall be effective unless set forth in a written instrument executed by the party or parties against whom or which enforcement of such waiver is sought; and no waiver of any such breach shall be construed or deemed to be a waiver of any other or subsequent breach.

        10.11. Severabilitv. Any provision of this Agreement which is held by a court of competent jurisdiction to be prohibited or unenforceable in any jurisdictions) shall be, as to such jurisdictions), ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

        10.12. Announcements. No party hereto shall issue any press release or otherwise divulge the existence of this Agreement or the transactions contemplated hereby without the prior approval of the other parties hereto, except as may be required by applicable law or the applicable rules or regulations of any stock exchange.

        10.13. Schedules. The Schedules delivered pursuant to this Agreement are an integral part hereof. Each such Schedule shall be in writing and shall indicate the section number.

        10.14 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Colorado (without regard to the laws of conflict that might otherwise apply).

[SIGNATURE PAGE FOLLOWS]

        IN WITNESS WHEREOF, this Agreement has been executed and delivered by the parties hereto as of the date first above written.

                                                                                                               EASYQUAL.COM, INC.

                                                                                                               By ///Signed///
                                                                                                               James Saunders, Chairman

                                                                                                               FOCVS TECHNOLOGIES, INC.

                                                                                                               By ///Signed///
                                                                                                               Scott Salzman, President

                                                                                                               ALLEGRO SOFTWARE, INC.

                                                                                                               By ///Signed///
                                                                                                               Edward Nichols, President